Exhibit 2.1

AGREEMENT OF MERGER OF

SONESTA BEACH RESORT LLC

with and into

SBR-FORTUNE ASSOCIATES, LLLP

Dated:  As of April 2005

AGREEMENT OF MERGER

AGREEMENT OF MERGER (this “Agreement”) dated as of April 2005 (the “Effective Date”), by and among SBR-FORTUNE ASSOCIATES, LLLP, a Florida limited liability limited partnership (“SBR”), SONESTA BEACH RESORT LLC, a Delaware limited liability company (the “Company”) and SONESTA BEACH RESORT LIMITED PARTNERSHIP, a Delaware limited partnership (the “Sonesta”).  SBR, the Company and Sonesta are individually referred to as a “Party” and collectively as the “Parties”.

RECITATIONS

WHEREAS, Sonesta is the owner of certain real property more particularly described on Exhibit “A” attached hereto and made a part hereof, and the improvements situated thereon operated by Sonesta as the Sonesta Beach Resort Key Biscayne (the “Hotel”), located at 350 Ocean Drive, in the City of Key Biscayne situate, lying and being in Miami-Dade, County, Florida;

WHEREAS, Fortune KB GP, LLC, as general partner, and Fortune KB, LLC and Sonesta, as limited partners have previously entered into that certain Agreement of Limited Liability Limited Partnership of SBR dated January 17, 2005, as amended from time to time (the “Partnership Agreement”) (unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meanings assigned to the same in the Partnership Agreement);

WHEREAS, on or about March 2, 2005, Sonesta and SBR entered into that certain Realty Purchase Agreement pursuant to which SBR contracted to purchase a portion of the property and Sonesta agreed to contribute the remaining portion of the Property to SBR as a contribution to capital such that SBR would acquire title to all of the Property;

WHEREAS, Sonesta and SBR desire to terminate the Realty Purchase Agreement and in lieu thereof, Sonesta intends to contribute all of the Property to the Sonesta Beach Resort Trust, a Delaware trust (the “Trust”), and to thereafter cause the Trust to be merged with and into the Company pursuant to Delaware law;

WHEREAS, SBR and the Company desire SBR to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into SBR (the “Merger”), the membership interests in the Company (“Company Membership Interests”) will be converted into the right to receive the Merger Consideration (as defined below), and SBR will be the surviving entity in the Merger;

WHEREAS, Sonesta as a sole member of the Company has determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in its best interest and the interests of the Company, and that the Merger is fair and advisable, and has approved this

Agreement in accordance with the Delaware Limited Liability Company Law, as amended (the “DLLCL”);

WHEREAS, the General and Limited Partners of SBR have unanimously determined and resolved that the Merger and all of the transactions contemplated by this Agreement are in the best interest of SBR and the General and Limited Partners have adopted this Agreement in accordance with the Florida Revised Uniform Limited Partnership Act, as amended (the “FRULPA”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the terms set forth below are defined as follows:

(a)                                  “Authorizations” means all licenses, permits and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise appropriate with respect to the construction, ownership, operation, leasing, maintenance, or use of the Property or any part thereof.

(b)                                 “SBR” means the Party described as SBR, its successors and permitted assigns subject to the terms of Section 17 of this Agreement.

(c)                                  “Closing” or “Closing Date” means the date provided in Section 2.2 or such other date as the Parties may mutually agree to in writing.

(d)                                 “County” means Miami-Dade County.

(e)                                  “Deposit” collectively, means Tranche 1, Tranche 2, Tranche 3 and Tranche 4 paid or, in the case of Tranche 4, to be paid, to the Escrow Agent pursuant to the Partnership Agreement.

(f)                                    “Improvements” means the Hotel and all other buildings, improvements, and other items of real estate located on the Land.

(g)                                 “Intangible Personal Property” means to the extent assignable, Sonesta’s right, title and interest in and to all intangible personal property owned or possessed by Sonesta and used in connection with the ownership or operation of the Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, impact fee credits, development density, utility capacity or similar rights, general intangibles, business records, plans and specifications pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway excluding, however, the Intellectual Property.

(h)                                 “Intellectual Property” means all trademarks, service marks, trade names, copyrights, insignia, emblems, slogans, logos, commercial symbols, signs, designs, trade dress and all other visual identification, whether in English or any other language, by which the Hotel is identified and publicized, including the good will associated with all of them.  The foregoing shall be deemed to include the name “Sonesta” and all of the trademarks, service marks, trade names, copyrights, insignia, emblems, slogans, logos, commercial symbols, signs, designs, trade dress and all other visual identification matters affiliated or associated therewith.

(i)                                     “Inventory” means all inventories of food and beverage in opened or unopened cases and all in-use or reserve stock of linens, towels, paper goods, soaps, china, glass and silverware, cleaning supplies and the like.

(j)                                     “Leased Property” means all leased items of Tangible Personal Property, including, items subject to any capital lease, operating lease, financing lease, or any similar agreement. All such Leased Property is set forth on Schedule “Leased Property” attached hereto.

(k)                                  “Leased Property Agreements” means the lease agreements pertaining to the Leased Property, all of which are set forth on Schedule “Leased Property Agreements” attached hereto

(l)                                     “Occupancy Agreements” means all leases, concession or occupancy agreements in effect with respect to the Property under which any tenants, licenses or concessionaires occupy space upon the Property,  all of which are set forth on Schedule “Occupancy Agreements” attached hereto

(m)                               “Off-Site Facility Agreements” means any leases, contracts and agreements, if any, pertaining to facilities not located on the Property but which are required and presently used for the operation of the Property including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases,  all of which are set forth on Schedule “Off-Site Facility Agreements” attached hereto

(n)                                 “Operating Agreements” means all service, supply, maintenance, construction, capital improvement and other similar contracts in effect with respect to the Property related to construction, operation, or maintenance of the Property,  all of which are set forth on Schedule “Operating Agreements” attached hereto

(o)                                 “Partnership Agreement” shall have the meaning set forth in the Recitals above.

(p)                                 “Personal Property” means collectively the Tangible Personal Property and the Intangible Personal Property.

(q)                                 “Real Property” means the Land and the Improvements.

(r)                                    “Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, artwork, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds) located at the Hotel or stored on behalf of Sonesta off site and owned or leased by Sonesta including, without limitation, Sonesta’s interest as lessee with respect to any such leased Tangible Personal Property.

2.                                      The Merger

2.1                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the FRULPA and the DLLCL, at the Effective Time (as defined below), the Company shall be merged with and into SBR and SBR shall be the surviving entity in the Merger (the “Surviving Entity”) and, as such, SBR shall continue its limited liability limited partnership existence under the laws of the State of Florida, and the separate limited liability company existence of the Company thereupon shall cease.

2.2                                 Closing.  Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to consummation of the Merger contained in Section 7 hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Miami, FL time, on April [18], 2005 (the “Closing Date”), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of SBR’s counsel, or at such other location as is agreed to by the Parties.

2.3                                 Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Florida and the Secretary of State of the State of Delaware (the “Secretaries”) a certificate of merger in form and substance acceptable to the parties hereto (the “Certificate of Merger”) duly executed and so filed in accordance with the FRULPA and the DLLCL and shall make all other filings and recordings required under the FRULPA and the DLLCL to effectuate the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretaries, or at such subsequent date or time as SBR and the Company mutually shall agree and specify in the Certificate of Merger (the time the Merger becomes so effective being hereinafter referred to as the “Effective Time”).  To the extent required under provisions of either the FRULPA or DLLCL, the parties shall also execute and deliver a plan of merger (“the “Plan of Merger”) in form and substance acceptable to the parties hereto.  The parties shall cooperate with each other and take all commercially reasonable action to pre-position and/or pre-clear the Certificate of Merger with the Secretary of State of Florida and the Secretary of State of Delaware so that the Certificate of Merger is accepted and becomes effective on the Closing Date.

2.4                                 Effects of the Merger.  The Merger shall have the effects set forth in the FRULPA and DLLCL.

2.5                                 Certificate of Limited Partnership and Agreement of Partnership of the Surviving Limited Partnership.  The certificate of limited partnership of the Surviving Entity shall be the certificate of limited partnership of the Surviving Entity until thereafter amended or restated as provided therein or by applicable law.  The Agreement of Limited Liability Limited Partnership of SBR in effect immediately prior to the Effective Time shall be the Agreement of Limited Liability Limited Partnership of the Surviving Entity until thereafter amended or restated as provided therein or by applicable law.

3.                                      Merger Consideration

3.1                                 Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of SBR, the Company or Sonesta:

(a)                                  The Company Membership Interest held by Sonesta shall be converted into the right to receive cash in the amount of FORTY MILLION AND NO/100 DOLLARS ($40,000,000.00), reduced by one-third (1/3rd) of the Existing Indebtedness Balance (as described in and as determined pursuant to Section 4.4(c)(2) of the Partnership Agreement), together with a fifty percent (50%) interest as limited partner of SBR.  Sonesta acknowledges and agrees that as an original party to the Agreement of Limited Liability Limited Partnership of SBR, it has already been recognized as a partner of SBR and shall not by reason of the merger increase or change its partnership interest.

(b)                                 For purposes of this Agreement, the cash component of the Merger Consideration shall, at the Closing, be payable in cash by wire transfer of immediately available federal funds to the account of Sonesta, less the amount of the Deposit that is held by Escrow Agent.

(c)                                  The Deposit shall be paid pursuant to the terms of the Partnership Agreement.

(d)                                 There shall be no adjustments, credits or prorations to the Merger Consideration as the Interim Lease (as defined in the Partnership Agreement) will be entered into on the Closing.

3.2                                 Cancellation of Company Membership Interests. At the Closing, Sonesta shall surrender to SBR all certificates evidencing Membership Interests, if any, in proper form for cancellation, and upon such surrender shall be entitled to receive in exchange therefor the Merger Consideration.  At the Closing, the Company Membership Interests shall forthwith be cancelled.  Without limiting the generality of the foregoing (and notwithstanding any other provisions of this Agreement), no interest shall be paid or accrued in respect of any of the Merger Consideration.  Until cancelled in accordance with this Section 3.2, the Company Membership Interests shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

3.3                                 Intended Tax Consequences of Merger.  For federal income tax purposes, the parties intend that the Merger be treated in part as a sale by Sonesta to SBR in an amount equal to the cash portion of the Merger Consideration and in part as a contribution to the capital of SBR in an amount equal to excess of the value of the property over the cash portion of the Merger Consideration, which contribution is intended to be tax-free as described in Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”).   The parties hereto agree not to take any action which could result in the Merger failing to so qualify.  For Florida documentary stamp tax purposes, the parties intend that the Merger be treated as a merger of the Company with and into SBR, with SBR owning all of the real and personal property of the Company by operation of law and without need for further documents or instruments of conveyance.

4.                                      Representations.

4.1                                 To induce SBR to enter into this Agreement and to pay the Merger Consideration therefor, Sonesta and the Company hereby make the following representations and warranties (to the extent that there are any conflicts between the representations and warranties made by Sonesta under the Partnership Agreement and the representations and warranties set forth in this Agreement, then the representations and warranties set forth in the Partnership Agreement shall control).

(a)                                  There are no actual or, to Sonesta’s or the Company’s knowledge, threatened suits, actions (including, without limitation, regulatory or governmental enforcement actions), claims, demands, proceedings or violations (and Sonesta has received no notice of contemplated suits, actions, proceedings or violations) with respect to Sonesta, the Company, the Hotel or the Property, by any Governmental Authority or otherwise that is not covered by insurance and, to Sonesta’s knowledge, neither the Property, nor any on site activities, have been subject to any governmental enforcement actions, proceedings or violations except as set forth in Exhibit “C” attached hereto.

(b)                                 Except as otherwise specifically provided under the Partnership Agreement or the Interim Lease, neither Sonesta nor the Company have since Sonesta’s entry into the Realty Purchase Agreement entered into any lease or other agreement affecting title to, possession of or otherwise affecting the ownership, maintenance, use or operation of the Property which shall bind SBR, the Company or the Property after the Closing without the written consent of SBR.

(c)                                  To the best of Sonesta’s and the Company’s knowledge and belief, and except as disclosed on Schedule 16.1(i) to the Partnership Agreement, there has not been nor is there now:  (i) any Hazardous Substance (as hereinafter defined) present on the Land, (ii) any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance on the Land, or (iii) any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance. In addition, there is no presence of any Hazardous Substance, any present or past generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance or any failure to comply with any applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and/or disposal of any Hazardous Substance.  As used herein, the term “Hazardous Substance” means any substance or material defined or designated as a hazardous or toxic waste material or substance, or other similar term by any federal, state or local environmental statute, regulation or ordinance presently or hereinafter in effect, as such statute, regulation or ordinance may be amended from time to time.

(d)                                 Sonesta and the Company will promptly join in and fully cooperate with SBR and provide any information and promptly execute any forms reasonably necessary and required with respect to (and Sonesta authorizes SBR as Sonesta’s agent to make) all applications, permits or approvals deemed necessary by SBR in connection with SBR’s intended development of the Property for the Project, all of which shall be at no cost or expense to Sonesta or the Company (other than as provided for in the Partnership Agreement).  If any of the foregoing must, for any reason, be applied for or taken out in the name of Sonesta or the Company, Sonesta or the Company agree to promptly take any and all steps reasonably required in order for same to be accomplished.

(e)                                  The existing mortgages and other collateral documents relating to the Existing Indebtedness, the notes they secure and all related instruments (collectively the “Loan Documents”) are described on Exhibit “B” attached hereto; Sonesta is not in default under the Loan Documents, and, to Sonesta’s knowledge, other than for the consummation of the transactions contemplated by this Agreement and the transfer by Sonesta of the Property to the Trust and the merger of the Trust with and into the Company (the “Prerequisite Transactions”), there is no event that with the passage of time or the giving of notice, or both, would constitute a default under any of the Loan Documents; the Loan Documents have not been amended or supplemented (except as set forth on Exhibit “B”) and all payments of principal and interest, taxes, insurance and other sums as are required under the Loan Documents are current in accordance with the terms thereof and shall continue to be paid when due up to and including the day of Closing.  Sonesta shall not, between the date hereof and the Closing, modify the Loan Documents or take or fail to take any action which would result in a default thereunder.

(f)                                    To Sonesta’s knowledge, Sonesta possesses or otherwise has the right to use those trademarks or registrations with respect to the Property set forth on Exhibit “D” attached hereto, all of which are included within the term “Intellectual Property” provided, however, none of the Intellectual Property is included within the Intangible Personal Property to be conveyed to SBR pursuant to this Agreement.

(g)                                 Sonesta and the Company are duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of such party hereunder.

(h)                                 Subject only to any approvals required by the holders of the Existing Indebtedness, this Agreement has been duly authorized by all necessary action on the part of Sonesta, has been duly executed and delivered by Sonesta and the Company, constitutes the valid and binding agreement of Sonesta and the Company and is enforceable in accordance with its terms.  The persons executing this Agreement on behalf of Sonesta and the Company have the authority to do so.

(i)                                     Subject only to any approvals required by the holders of the Existing Indebtedness, except as set forth on Schedule 16.1(c) of the Partnership Agreement, performance by Sonesta and the Company of its obligations under this Agreement will not contravene, or constitute a breach or default under, any provision of applicable law or regulation, Sonesta’s or the Company’s organizational documents or any agreement, obligation, judgment, injunction, order, decree or other instrument binding upon Sonesta or the Company or to which the Property is subject, or result in the creation of any lien or other encumbrance on any asset of Sonesta or the Company.

(j)                                     To Sonesta’s knowledge, Sonesta has not received any written notice of any proposed special taxes or assessments relating to the Property or any part thereof or any planned public improvements that will result in a special tax or assessment against the Property.

(k)                                  Except as otherwise set forth in Exhibit “C” attached hereto, to Sonesta’s and the Company’s knowledge, Sonesta and the Company have not received from any Governmental Authority written notice within the past year (or previously if still relevant) of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Property which violation has not been remedied.

(l)                                     There are no management, service, supply, or maintenance contracts in effect with respect to the Property other than the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements that will be in effect with respect to the Property upon the termination of the Interim Lease, true and complete copies of which shall be delivered to SBR pursuant to Section 6 hereof.  To Sonesta’s and the Company’s knowledge, all parties to the Operating Agreements, Leased Property Agreements, Occupancy Agreements and Off-Site Facility Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect.  Sonesta and the Company have received no written notice of any intention by any of the parties to any of the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements to cancel the same, nor has Sonesta or the Company canceled any of the same.   All contracts or agreements not expressly set forth on the Schedules attached hereto which list the Operating Agreements, Leased Property Agreements, Occupancy Agreements and Off-Site Facility Agreements shall be the obligation of Sonesta, at its sole cost and expense and Sonesta hereby agrees to indemnify, defend and hold the SBR and its officers, directors, agents and representatives harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney’s fees and court costs at trial and all appellate levels) with respect to any contracts or agreements relating to the Property other than those set forth on the above referenced Schedules.

(m)                               To Sonesta’s knowledge, all of Sonesta’s insurance policies pertaining to the Property, its operation and use thereof are valid and in full force and effect and Sonesta has not received any written notice that it has failed to comply with any material requirements thereof.  Sonesta shall continue to maintain and pay for all liability and hazard insurance currently in force and/or as required under the terms of the Loan Documents for the Property through to the date of Closing.

(n)                                 Sonesta and the Company have received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof.

(o)                                 To Sonesta’s knowledge, all financial and operating statements provided to SBR by Sonesta are correct and complete in all material respects and present fairly the results of the operations of the Property for the periods indicated.

(p)                                 There are no leases, concessions or occupancy agreements in effect with respect to the Property that will remain in effect after the termination of the Interim Lease, other than the Occupancy Agreements set forth on Schedule “Occupancy Agreements”,  true and correct copies of which have been delivered to SBR pursuant to Section 6 hereof.  Except as provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the termination of the Interim Lease.  To Sonesta’s knowledge, Sonesta has not received written notice of any intention by any of the parties to any Occupancy Agreement to cancel the same, nor has Sonesta canceled any of same.  To the extent that any Occupancy Agreement calls for security, to Sonesta’s knowledge, such security amounts remain on deposit with Sonesta and have not been applied towards any payment due under said Occupancy Agreements.  Except as provided in the Occupancy Agreements, Sonesta has not received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month. To Sonesta’s knowledge, no party is in default under any Occupancy Agreement.  To Sonesta’s knowledge, Sonesta has performed in all material respects all obligations required of it under all of the Occupancy Agreements and, to Sonesta’s knowledge, there remain no unfulfilled material obligations of Sonesta under any Occupancy Agreement.  To Sonesta’s knowledge, no tenant has given written notice to Sonesta of its intention to institute litigation with respect to any Occupancy Agreement.  To Sonesta’s knowledge, the rent roll attached hereto as Exhibit “E” is true and correct as of the date hereof.

(q)                                 To the best of Sonesta’s knowledge, no commitments have been made to any governmental authority, utility company, school board, church or other religious body or any merchant’s association or any other organization, group or individual which would impose an obligation upon the SBR or its successors or assigns to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Land, and no governmental authority has imposed any requirement that any owner of the Land pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the Land.

(r)                                    Sonesta is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Sonesta is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

(s)                                  All of Sonesta’s insurance policies pertaining to the Property, its operation and use thereof are valid and in full force and effect and Sonesta has not received any written notice that it has failed to comply with any material requirements thereof.  Sonesta shall continue to maintain and pay for all liability and hazard insurance currently in force and/or as required under the terms of the Loan Documents for the Property through to the date of Closing.

(t)                                    As of the date of this Agreement, Sonesta has duly transferred, or has caused the transfer of, all of its right, title and interest in and to the Property, the Personal Property and all of the Agreements, including, without limitation, all of the Leased Property Agreements, Operating Agreements, Occupancy Agreements, Off-Site Facility Agreements to be assigned to SBR in accordance with the terms of this Agreement (the foregoing being collectively hereinafter referred to as the “Merger Property”) to the Company.  To the extent any Merger Property has not been transferred to the Company prior to Closing, then Sonesta shall at Closing directly transfer the same to SBR in the manner provided under Section 9 below.

4.2                                 To induce Sonesta and the Company to enter into this Agreement and to effectuate the Merger, SBR hereby makes the following representations and warranties:

(a)                                  Organization, Standing and Power of SBR.  SBR is a limited liability limited partnership duly organized, existing and in good standing under the laws of Florida.

(b)                                 Authorization.  The execution and delivery of this Agreement by SBR and the consummation by SBR of the transactions contemplated by this Agreement are within SBR’s capacity and all requisite action has been taken to make this Agreement valid and binding on SBR in accordance with its terms.

(c)                                  No Violations.  The execution by SBR of this Agreement and the consummation by the SBR of the transactions hereby contemplated does not result in a breach of or default under any indenture, agreement, instrument or obligation to which SBR is a party or which affects all or any portion of the Property.

4.3                                 All warranties and representations of Sonesta and the Company and SBR made in this Agreement shall survive for the term of the Partnership and any claims or cause of action of SBR against Sonesta by reason of a breach or default of any of the representations and warranties set forth herein shall expire at the end of such term, except that the same shall not expire as to any such breach or default as to which SBR has instituted litigation prior to the expiration of such term.

4.4                                 By their execution of this Agreement, each of the parties hereto confirm their intention, understanding and agreement that none of the representations, warranties or covenants made hereunder by Sonesta and the Company and none of the consequences of a breach of any one or more of said representations, warranties or covenants by Sonesta or the Company shall in any way be effected, reduced or mitigated by the fact that: (i) the Property and Merged Property (to the extent applicable) was transferred to the Trust; (ii) the Trust was merged into the Company; or (iii) the Company merged into SBR; the parties intending that SBR shall be entitled to all of the benefit of all of the representations, warranties and covenants made hereunder without regard to any of (i), (ii) or (iii) above.

The covenants, representations and warranties set forth in this Section are true, and are in full force and effect as of the Effective Date and shall be true and in full force and effect in all material respects and shall be reaffirmed and restated by the Parties in their entirety as of the date of Closing by a certificate to be delivered by each Party to the other Party at Closing subject to any qualifications that may arise subsequent to the Effective Date, and shall survive Closing, as and to the extent provided in this Section 4.3.

4.5                                 SBR expressly acknowledges that there are no implied warranties or representations beyond those expressly set forth in Section 4.1 of this Agreement or under the Partnership Agreement, and, except as may be otherwise set forth in this Agreement or under the Partnership Agreement and as may be required to comply with the express terms thereof, Sonesta has no obligation to make any other representations or disclosures to SBR.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN CONTAINED, SBR EXPRESSLY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE

CONVEYANCE OF THE PROPERTY TO SBR PURSUANT TO THE MERGER SHALL BE ON AN “AS IS, WHERE IS” BASIS, AND “WITH ALL FAULTS,” AND SBR ACKNOWLEDGES THAT SBR HAS AGREED TO ACCEPT THE PROPERTY PURSUANT TO THE MERGER IN ITS PRESENT CONDITION (SUBJECT TO SBR’S RIGHT OF INSPECTION AND REVIEW AS PROVIDED HEREIN AND IN THE PARTNERSHIP AGREEMENT) AND THAT SBR IS RELYING SOLELY ON ITS OWN EXAMINATION AND INSPECTIONS OF THE PROPERTY AND NOT ON ANY STATEMENTS OR REPRESENTATIONS MADE BY SONESTA OR ANY AGENTS OR REPRESENTATIVES OF SONESTA, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN OR IN THE PARTNERSHIP AGREEMENT.  ADDITIONALLY, SBR HEREBY ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE SPECIFIED HEREIN OR IN THE PARTNERSHIP AGREEMENT, SONESTA MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR ANY PORTION THEREOF, OR WITH RESPECT TO THE ECONOMICAL, FUNCTIONAL, ENVIRONMENTAL OR PHYSICAL CONDITION, OR ANY OTHER ASPECT, OF THE PROPERTY.  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE PARTNERSHIP AGREEMENT, SONESTA HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING: (i) THE NATURE AND CONDITION OF THE PROPERTY OR ANY PART THEREOF, INCLUDING BUT NOT LIMITED TO ITS WATER, SOIL, OR GEOLOGY, OR THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH SBR MAY ELECT TO CONDUCT THEREON, OR ANY IMPROVEMENTS SBR MAY ELECT TO CONSTRUCT THEREON, OR POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY, OR ANY INCOME TO BE DERIVED THEREFROM, OR ANY EXPENSES TO BE INCURRED WITH RESPECT THERETO, OR ANY OBLIGATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE SAME; (ii) THE ABSENCE OF MOLD, ASBESTOS OR ANY ENVIRONMENTALLY HAZARDOUS SUBSTANCES ON, IN OR UNDER THE PROPERTY OR ON, IN OR UNDER ANY PROPERTY ADJACENT TO OR ABUTTING THE PROPERTY; (iii) THE MANNER OF CONSTRUCTION OR CONDITION OR STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS; (iv) THE NATURE OR EXTENT OF ANY EASEMENT, RESTRICTIVE COVENANT, RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER SIMILAR MATTER PERTAINING TO THE PROPERTY, OR PORTION THEREOF; AND (v) THE COMPLIANCE OF THE PROPERTY OR THE OPERATION OF THE PROPERTY OR PORTION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY. THE PROVISIONS OF THIS SECTION 4.4 SHALL SURVIVE THE MERGER AND THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.  In no event shall the terms of this Agreement, including, without limitation, this Section 4.4, impair, modify or limit the obligations of Sonesta as the tenant under the Interim Lease.

5.                                      Title and Survey.

5.1                                 SBR, at SBR’s expense, has received a title commitment no. 1062-725487 having an effective date of January 12, 2005 at 8:00 a.m. (the “Title Commitment”) from First American Title Insurance Company (the “Title Company”) for an owner’s policy of title insurance with respect to the Property, a copy of which has been furnished to Sonesta, and SBR has ordered a survey of the Property prepared by a surveyor acceptable to SBR (the “Survey”).

5.2                                 Based on the Title Commitment and SBR’s initial objections raised thereto, Sonesta and the Company agree, at Sonesta’s sole cost and expense, that on or before Closing Sonesta and/or the Company, as and to the extent required by SBR and/or the Title Company, shall with respect to “Schedule B Section 1” and the standard pre printed exceptions of “Schedule B Section 2”, satisfy and/or cause to be deleted the following: “Schedule B Section 1” exception nos. 3, 4(a) (except to the extent any requirements relate to SBR), 7,8,9, 10 (SBR will order searches and Sonesta will pay any outstanding amounts), 11 (SBR will order searches and Sonesta will pay any outstanding amounts), and 13 (but only to the extent of a delivery of a title affidavit in customary form as reasonably required by the Title Company) and “Schedule B Section 2” exceptions nos. 1 (subject to the Occupancy Agreements, which in no event shall survive the termination or earlier expiration of the Interim Lease), 3, 5, 8 (SBR will order searches and Sonesta and Company will pay any outstanding amounts and, if requested, will deliver a title affidavit in customary form as reasonably required by the Title Company), and 22 (SBR will deliver a title affidavit in customary form as reasonably required by the Title Company, subject to the Interim Lease and the Occupancy Agreements).

5.3                                 SBR shall have the right, from time to time, to update the Title Commitment and/or the Survey (each a “Title Update”) and SBR shall notify Sonesta, in writing, within five (5) business days after receipt of a Title Update of any Objections that were not previously disclosed in the Title Commitment or any previous Title Update, and that were filed or arose after the effective date of the then latest Title Commitment or Title Update (each, a “New Realty Claim”), otherwise, those matters not objected to by SBR shall be deemed to be Permitted Exceptions.

5.4                                 Sonesta shall remove and pay all costs and expenses incurred to remove any and all New Realty Claims, but only to the extent such New Realty Claims have been timely objected to after SBR’s receipt of a Title Update pursuant to Section 5.3 above and were caused by Sonesta (a “Sonesta Claim”).  Sonesta’s obligation to remove a Sonesta Claim shall be deemed to include the commencement and diligent prosecution of any action or proceeding that may be required to cause such Sonesta Claim to be removed.

5.5                                 In the event any New Realty Claims are disclosed in a Title Update which are timely objected to under Section 5.3 above and are not caused by Sonesta (a “New Non-Sonesta Realty Claim”), then Sonesta shall nevertheless be responsible to undertake the removal of such New Non-Sonesta Realty Claim, at its sole cost and expense not to exceed the sum of $1,000,000.00 in the aggregate for all such New Non-Sonesta Realty Claims (including reasonable attorneys’ fees and costs incurred in connection therewith) (the “Claim Cap”).  If a New Non-Sonesta Realty Claim cannot be removed after Sonesta’s payment of the Claim Cap (in the aggregate with all other New Non-Sonesta Realty Claims), then Sonesta shall continue to undertake the removal of the New Non-Sonesta Realty Claim and such reasonable and actual costs and expenses that exceed such Claim Cap shall constitute a Partnership expense and be payable in accordance with the terms of the Partnership Agreement.  Sonesta’s obligation to undertake the removal of a New Non-Sonesta Realty Claim shall be deemed to include, if directed by SBR, the commencement of any action or proceeding in order to cause such New Non-Sonesta Realty Claim to be removed.

5.6                                 Sonesta may, to the extent reasonably necessary, adjourn the Closing for the purpose of curing any Initial Objections, Existing Realty Claims or New Realty Claims pursuant to the terms of this Section 5.  It is further understood and agreed that in connection with SBR’s refinancing of the Existing Indebtedness, to the extent SBR’s loan commitment expires as a result of the extension of Closing required to cure any matters pursuant to the terms of this Section 5, then SBR may adjourn the Closing as reasonably necessary, and for a reasonable period of time, in order to procure another lender.

5.7                                 In the event that Sonesta and SBR cannot agree on whether an Objection that is timely made pursuant to Section 5.3 is a Sonesta Claim or a New Non-Sonesta Realty Claim, then such determination shall be submitted to arbitration under Section 17.15 of the Partnership Agreement.

6.                                      Investigations.

6.1                                 At any time prior to Closing SBR shall have the right (collectively, the “Inspection Rights”) to enter upon the Property and to make such inspections and investigations of the Property that SBR deems appropriate, at SBR’s sole cost and expense subject, however, to the terms and conditions of the Partnership Agreement with respect thereto, including, without limitation, the provisions of Section 4.4(a) thereof.

7.                                      Conditions to Closing.

7.1                                 In addition to any conditions to Closing contained elsewhere in this Agreement, SBR’s obligation to consummate this transaction is conditioned upon the occurrence of each of the following matters unless such condition is waived in writing by SBR prior to Closing:

(a)                                  Sonesta has transferred, or has caused the transfer of, all of the Property such that as of the Closing, the Company shall be vested with all of Sonesta’s right, title and interest in and to the Property and neither Sonesta or the Company is then in breach or default of this Agreement pursuant to Section 15.2(a) hereof.

(b)                                 Sonesta has conveyed title to the Property to the Sonesta Realty Trust by a special warranty deed in recordable form so as to convey to the Sonesta Realty Trust good, insurable and marketable title in fee simple to all of the Real Property, subject only to the Existing Indebtedness and the Permitted Exceptions, and Sonesta Realty Trust has completed its merger with and into the Company in accordance with applicable Delaware law.

(c)                                  The Existing Indebtedness shall be current and no defaults shall exist thereunder (other than defaults which may be claimed to arise as a result of the Prerequisite

Transactions), unless Sonesta agrees to pay any costs associated with the same (e.g., such as default interest, late fees and/or attorneys fees).

(d)                                 All of Sonesta’s and the Company’s representations, warranties and covenants shall be materially true and complete in all material respects as of the date of Closing.

(e)                                  If any of the matters described in subparagraphs (a) through (d) above shall not have occurred by Closing, then SBR may pursue its remedies expressly provided under Section 15.2 hereof.  The Parties hereto acknowledge that SBR will expend material sums of money in reliance on Sonesta’s obligations under this Agreement in connection with negotiating and executing this Agreement, conducting its inspections as provided for herein and preparing for Closing.  As a consequence of the foregoing, the parties acknowledge and agree that adequate consideration exists to support Sonesta’s obligations under this Agreement whether or not the conditions precedent to SBR’s obligations hereunder are timely satisfied or capable of being timely satisfied.

7.2                                 In addition to any conditions to Closing contained elsewhere in this Agreement, Sonesta’s obligation to consummate this transaction is conditioned upon the occurrence of each of the following matters unless such condition is waived in writing by Sonesta prior to Closing:

(a)                                  All of SBR’s representations, warranties and covenants shall be materially true and complete in all material respects as of the date of Closing.

(b)                                 SBR shall tender or cause to be tendered all of the items required from the Fortune Partners under the Partnership Agreement including, without limitation, the payment of Tranche 1, Tranche 2, Tranche 3 and Tranche 4 to the Escrow Agent pursuant to the terms of the Partnership Agreement.

(c)                                  SBR shall tender or cause to be tendered to the Escrow Agent the payments and documents described in Section 10 hereof.

(d)                                 If any of the matters described in subparagraphs (a) through (c) above shall not have occurred by Closing, then such conditions shall be deemed to be a default by SBR under this Agreement entitling Sonesta to the remedies set forth in Section 15.1 of this Agreement.  Unless so waived, all of same shall also be a condition precedent for Sonesta’s obligation to close under this Agreement.

8.                                      Intentionally Omitted.

9.                                      Sonesta’s Closing Obligations.

At Closing, Sonesta, the Company or Escrow Agent, pursuant to the terms of the Escrow Agreement, and in addition to the Merger Documents shall deliver, as applicable, the following (collectively, the “Conveyance Documents”):

(a)                                  A quitclaim bill of sale duly executed by Sonesta for the personal property and fixtures that are used in connection with and are appurtenant to the Property but the foregoing shall exclude the furniture, equipment and items of tangible personal property

(including all art work) used or useful in connection with the Hotel, and title to such assets will remain with Sonesta, all pursuant to Section 4.4(c)(2) of the Partnership Agreement;

(b)                                 Instruments reasonably satisfactory to SBR reflecting proper power, good standing and authorization of the sale on behalf of Sonesta and the Company and all other transactions undertaken by Sonesta and the Company pursuant to this Agreement by the persons to whom such authority is granted by law or by Sonesta’s or the Company’s governing instrument;

(c)                                  An affidavit (with warranty and indemnity required to insure the gap at Closing) from Sonesta, in form reasonably acceptable to the Title Company, with regard to (i) the absence of liens, tenancies, judgments and other matters; (ii) Sonesta’s and the Company’s covenant that Sonesta has not and will not affect title between the effective date of the Title Commitment and the recording of the Deed (other than by the transaction contemplated hereby); and (iii) that Sonesta is not a foreign person for purposes of satisfying the Foreign Investment in Real Property Tax Act (“FIRPTA”);

(d)                                 A quit-claim assignment from Sonesta to SBR, without warranties of any kind express or implied, of all of the Intangible Personal Property arising from, in connection with or related to the Property and all warranties and guaranties, with a covenant that Sonesta has not pledged, assigned or hypothecated the same to any other party;

(e)                                  To the extent required by SBR, from either or both of the Company and Sonesta, in SBR’s sole discretion, a quit-claim assignment with a covenant that Sonesta and/or the Company has not pledged, assigned or hypothecated the same to any other party, without warranties of any kind express or implied, of Leased Property Agreements, Operating Agreements, Occupancy Agreements, Off-Site Facility Agreements and the Agreements which assignment shall be first effective after the expiration or earlier termination of the Interim Lease;

(f)                                    A closing statement executed by Sonesta and the Company;

(g)                                 Sonesta’s certificate that all representations and warranties set forth in Section 4.1 hereof are true and accurate in all material respects as of the date of Closing; and

(h)                                 Such other documents from either or both of Sonesta and the Company as may be reasonably required by the Title Company including, but not limited to, those documents required to remove any exception to the Title Policy (other than the Permitted Exceptions).  In connection therewith, if SBR determines that the Company should execute and deliver the documents described in subparagraphs (a), (b), (c), (d), (e) or (g), then Sonesta agrees to deliver such documents within ten (10) days after the Closing (which obligation shall survive the Closing).

10.                               SBR’s Closing Obligations.  At Closing, SBR or Escrow Agent, pursuant to the terms of the Escrow Agreement, shall deliver or cause to be delivered to Sonesta:

(a)                                  the payments to be made by SBR under Article 3;

(b)                                 counterparts of the documents described in Section 9(f), if applicable, hereof;

(c)                                  SBR’s certificate that all representations and warranties set forth in Section 4.2 hereof are true and accurate in all material respects as of the date of Closing;

(d)                                 a closing statement executed by SBR; and

(e)                                  the documents and amounts required for refinancing the Existing Indebtedness pursuant to the provisions of the Partnership Agreement, including, without limitation, Section 4.4(c)(3) thereof.

11.                               Closing Payments; Closing Costs.

11.1                           SBR shall pay (i) the recording fee payable upon recording the deed and any and all documentary stamps, surtax and other transfer taxes, if any, in connection with the transfer of the Property as contemplated by the transactions hereby including the Prerequisite Transactions, (ii) the cost of the Survey, (iii) any reasonable transfer or other fee or payment required by the holder under the Existing Indebtedness in connection with the transfer of the Property to SBR or the transaction contemplated hereby (or the cost of refinancing the Existing Indebtedness if applicable), (iv) the cost of the title insurance premium, and (v) and any other fees, costs and expenses associated with this transaction that a purchaser of real property in Miami-Dade County, Florida would be typically and customarily responsible for.

11.2                           Each Party shall pay their own attorneys’ fees.

12.                               Indemnification.

12.1                           Sonesta. Notwithstanding anything to the contrary contained herein, the Company, Sonesta and Sonesta International shall indemnify, save harmless and pay all judgments and claims against the SBR and its officers, directors, partners, employees, agents, Affiliates, successors and assigns, for any liability, loss or damage incurred by them or by the SBR by reason of any act performed or omitted to be performed in connection with the activities of the Hotel during the Interim Hotel Operating Period or in dealing with third parties on behalf of the Hotel during the Interim Hotel Operating Period, including reasonable costs and attorneys’ fees (which attorneys’ fees may be paid as incurred) and any amounts expended in the settlement of any claims of liability, loss or damage related thereto; PROVIDED, HOWEVER, nothing herein shall require Sonesta or Sonesta International to indemnify SBR for any claims, judgments or amounts relating in any way to any development activities by the SBR.  By their execution below, and notwithstanding anything to the contrary herein and not in limitation of anything provided herein, the Parties affirm their intention and agree that the Company, Sonesta and Sonesta International shall be solely responsible for all liabilities, losses, expenses and damages arising from or attributable to the operations of the Hotel during the Interim Hotel Operating Period.

13.                               Intentionally Omitted.

14.                               Brokerage.  SBR and Sonesta represent and warrant to each other that they have not dealt with any broker in connection with the transaction contemplated by this Agreement.  Each Party agrees to defend, indemnify and hold harmless the other from and against any and all expense, cost, damage or liability resulting from the claims of any brokers, finders or other parties making like claims by reason of the indemnifying Party’s acts.

15.                               Default; Limitation of Liability.

15.1                           Upon SBR’s material breach or default under this Agreement prior to Closing, Sonesta shall be entitled to receive the Deposit previously paid or required to be paid pursuant to this Agreement and the Partnership Agreement as Sonesta’s sole remedy for SBR’s breach.  THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY SONESTA AS A RESULT OF SBR’S FAILURE TO COMPLETE THE MERGER PURSUANT TO THIS AGREEMENT, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SONESTA WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT LIMIT SONESTA’S RIGHTS TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES, NOR WAIVE OR AFFECT SONESTA’S RIGHTS AND SBR’S INDEMNITY OBLIGATIONS, UNDER OTHER SECTIONS OF THIS AGREEMENT.  As a material consideration to Sonesta’s agreement to the liquidated damage provision stated above, SBR hereby agrees to waive any and all rights whatsoever to contest the validity of the liquidated damage provision for any reason whatsoever, including, but not limited to, that such provision was unreasonable under circumstances existing at the time this Agreement was made.

15.2                           (a)                                  If, at or prior to the Closing, there occurs a breach or default by Sonesta under this Agreement, which breach or default materially and adversely effects SBR’s proposed development of the Project, or Sonesta or the Company fail to take any of the actions necessary to effectuate the Merger or the transfer of the Property to the Company, or SBR, as SBR’s sole remedy, shall have the right to (i) terminate this Agreement by written notice thereof to Sonesta and Escrow Agent, in which event the Deposit shall be refunded to SBR within fifteen (15) days after receipt of SBR’s notice of such breach or default, and this Agreement shall be deemed null and void and neither Party shall have any further rights or obligations hereunder, except for those rights and obligations that specifically survive the termination of this Agreement, provided, however, that in the event that such breach or default was due to the willful acts of Sonesta or if Sonesta or the Company fail to take all of the actions necessary to effectuate the Merger and the transfer of the Property into the Company and SBR elects to terminate this Agreement under this subparagraph (i), then Sonesta shall be obligated to pay SBR’s actual damages plus out of pocket costs and expenses incurred in connection with this transaction up to a maximum amount of $150,000.00; or (ii) seek specific performance, all other remedies being waived by SBR.

(b)                                 If, at or prior to the Closing, there occurs a breach or default by Sonesta under this Agreement, which breach or default does not materially and adversely effects SBR’s proposed development of the Project, SBR shall have no the right to terminate this Agreement and SBR shall complete the Closing,  however, there shall be a reduction in the cash portion of the Merger Consideration in the amount of the reasonable cost to SBR to cure Sonesta’s breach or default and SBR shall not have the right to seek any damages against Sonesta after the Closing, all of such damages, including actual, consequential, punitive and special damages being waived hereby.

(c)                                  SBR SPECIFICALLY WAIVES ANY AND ALL RIGHT TO FILE OR RECORD ANY LIS PENDENS OR ANY OTHER LIEN OR ENCUMBRANCE AGAINST THE PROPERTY, UNLESS THE SAME IS IN CONNECTION WITH ANY ACTION FOR SPECIFIC PEROFRMANCE PERMITTED UNDER SECTION 15.2(a) ABOVE

(d)                                 Except for those rights, obligations and remedies that specifically survive the closing or termination of this Agreement, the foregoing are the sole remedies of SBR.

(e)                                  Notwithstanding anything to the contrary contained in this Agreement, in the event that SBR becomes aware that Sonesta has defaulted in any respect under this Agreement prior to the Closing Date and nonetheless proceeds to Closing and closes, then same shall be deemed to be a waiver by SBR of any further right to make a claim arising out of such default.

15.3                           If either party deems the other party to be in breach of the terms of this Agreement, then such party shall first provide three (3) business days written notice to the other party.  The party receiving the notice of breach shall have ten (10) days to cure or be deemed to be in default.  Thereafter, the non-defaulting party may exercise its rights and remedies as provided herein.  The foregoing shall not be deemed to apply to SBR’s obligations to timely pay all or any portion of the Deposit or the performance of SBR’s or Sonesta’s obligations on the Closing Date, as to which time shall remain of the essence and this notice provision shall not be applicable.

16.                               Notices.  All notices, consents, waivers or approvals which are required or permitted under this Agreement must be in writing to be effective and shall be deemed to have been given, delivered or made, as the case may be, (i) when delivered by personal delivery, (ii) one business day after having been deposited with an expedited, overnight courier service for next day delivery (such as by way of example but not limitation, U.S. Express Mail or Federal Express), or (iii) when transmitted by fax provided the sending machine prints a confirmation of transmission, and in any event, addressed to the Party to whom notice is intended to be given at the address set forth below:

To Sonesta or the Company:	Sonesta International Hotels Corp.
Attn: Boy van Riel, Office of the Treasurer
116 Huntington Avenue
Boston, MA 02116
Facsimile: (617) 421-5423

with a copy simultaneously sent to:	Gunster, Yoakley & Stewart, P.A.
Attn: Andrew S. Robins, Esq.
500 East Broward Boulevard, Suite 1400
Fort Lauderdale, FL 33394-3076
Facsimile: (561) 892-0303

To SBR:	Fortune Partners
Attn: Edgardo DeFortuna
1300 Brickell Avenue
Miami, FL 33131
Facsimile: (305) 351-0989

with a copy simultaneously sent to:	Bilzin Sumberg Baena Price & Axelrod LLP
Attn: Marshall R. Pasternack, Esq.
200 S. Biscayne Boulevard, Suite 2500
Miami, FL 33131-5340
Facsimile: (305) 351-2247

Any Party may change the address to which its notices are sent by giving the other Party prior notice of any such change in the manner provided in this Section, but notice of change of address is effective only upon receipt.

17.                               Assignability.  This Agreement may not be assigned by either Party, without the prior written consent of the other Party which consent may be arbitrarily withheld in their sole and absolute discretion.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, representatives, successors and permitted assigns of the Parties. Upon any such assignment, such assignee shall succeed to all of the rights and assume all of the obligations of the assignor.

18.                               Counterparts: Captions.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  The captions are for convenience of reference only and shall not control or affect the construction to be given any of the provisions in this Agreement and in no way define, describe, extend or limit the scope, meaning or intent of this Agreement.

19.                               Entire Agreement; Joint and Several.  This Agreement and the Partnership Agreement constitute the entire understanding between the Parties.  This Agreement may not be modified, changed, discharged or waived orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification or discharge is sought.  The obligations of the parties that constitute Sonesta hereunder are joint and several.

20.                               Choice of Law; Attorneys’ Fees.  This Agreement shall be interpreted in accordance with the laws of the State of Florida with exclusive venue being in Miami-Dade County, Florida.  In the event of any dispute under or related to this Agreement, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees, consultants’ fees, paralegals’ fees, expert witness fees and costs at all tribunal levels. For purposes of this Section 20, the term “prevailing Party” shall be the party who is entitled to recover costs of suit, whether or not the proceeding is brought to final judgment or award.  No sum of attorneys’ fees shall be included in any computation of the amount of judgment or award for purposes of determining whether a party is entitled to recover costs or attorneys’ fees.  This Section 20 shall survive the Closing or the termination of this Agreement.

21.                               No Third Party Beneficiaries.  The provisions contained in this Agreement are for the sole benefit of the Parties to this Agreement and for the successors and assigns, if any, of SBR and shall not give rise to any rights by or on behalf of anyone other than such Parties.

22.                               Interpretation.  Whenever the context shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa. This Agreement and any related instruments shall not be construed more strictly against one Party than against the other by virtue of the fact that initial drafts were made and prepared by counsel for one of the Parties, it being recognized that this Agreement and any related instruments are the product of negotiations between the Parties and that both Parties have contributed substantially and materially to the final preparation of this Agreement and all related instruments.  Unless specifically otherwise indicated, whenever any action is to be performed by a Party it shall be performed at such Party’s sole cost and expense.

23.                               Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been included.

24.                               Time of Essence.  Time is of the essence for each provision of this Agreement. The expiration of any period of time prescribed in this Agreement shall occur at 5:00 p.m. Eastern Standard Time on the first business day following the end of the applicable period. All time periods in this Agreement shall be deemed to be in calendar days unless otherwise so stated.

25.                               Radon Disclosure.  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

26.                               Confidentiality.  Except as required in the normal conduct of a Party’s business or by law, no Party without the approval of the other Party, during the continuance of the Partnership or after its termination shall at any time during the term of this Agreement or thereafter, divulge to any person not a member of the Partnership, other than its attorneys’, accountants, employees, lenders and professional advisors, any confidential information concerning the business of the Partnership or the content of this Agreement or any other contract or agreement entered into by the Partnership. A Party may, however, disclose to third parties the existence of the Partnership and the names of the Partners.

27.                               Consummation of Merger.  Upon the transfer of the Property into the Company and transfer of the Merger Property into either the Company or directly to SBR, as applicable,  and upon the consummation of the merger and acceptance of the Certificate of Merger by SBR, Sonesta shall be deemed to have fully performed and discharged every agreement and obligation on the part of Sonesta to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive the merger (including but not limited to those liabilities and obligations set forth in Sections 4.3, 9(h) and 12.1).

28.                               No Personal Liability of Sonesta or SBR.  SBR acknowledges that this Agreement is entered into by Sonesta as a limited partnership and SBR agrees that no individual officer, director, shareholder, partner or member of Sonesta or any representative of Sonesta or of Sonesta’s property manager shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement, unless such document is executed in the individual capacity of such person.  Sonesta acknowledges that this Agreement is entered into by SBR as a limited liability limited partnership, and Sonesta agrees that no individual officer, director, shareholder, partner or member of SBR shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement, unless such document is executed in the individual capacity of such person.

29.                               Waiver of Trial by Jury.  Sonesta and SBR, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise.  To the extent they may legally do so, Sonesta and SBR hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this section with any court as written evidence to the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The Parties have duly executed this Agreement as of the date indicated above.

WITNESSES:	SONESTA:

SONESTA BEACH RESORT LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	Florida Sonesta Corporation, a Florida corporation

By:
Name:
Title:
(as to Sonesta)	Date:	April , 2005

SBR:

SBR-FORTUNE ASSOCIATES, LLLP, a Delaware limited liability limited partnership

	By:	Fortune KB GP, LLC, a Florida limited liability company, General Partner

	By:	Fortune International Management Inc., a Florida corporation, its Manager

By:
		Name:	Edgardo Defortuna
		Title:	President
(as to SBR)		Date:	April , 2005

THE COMPANY:

SONESTA BEACH RESORT LLC, a Delaware limited liability company

By: Sonesta Beach Resort Limited Partnership, a Delaware limited partnership

	By:	Florida Sonesta Corporation, a Florida corporation

By:
Name:
Title:
(as to Seller)	Date:	April , 2005

EXHIBIT LIST

Exhibit “A”	-	Real Property Description

Exhibit “B”	-	Description of Loan Documents/Existing Indebtedness

Exhibit “C”	-	Description of Pending Actions or Violations

Exhibit “D”	-	Trademarks and Registrations

Exhibit “E”	-	Rent Rolls

EXHIBIT “A”

REAL PROPERTY DESCRIPTION

EXHIBIT “B”

DESCRIPTION OF LOAN DOCUMENTS/EXISTING INDEBTEDNESS

1.               Mortgage in the original principal sum of $31,000,000, executed by Sonesta Beach Resort Limited Partnership, a Delaware limited partnership, in favor of Sunamerica Life Insurance Company, recorded in Book 19137, Page 1265, as modified by document recorded in Book 22155, Page 88 and Promissory Note pertaining thereto.

2.               UCC-1 Financing Statement naming Sunamerica Life Insurance Company as secured party and Sonesta Beach Resort Limited Partnership, a Delaware limited partnership, as debtor, filed March 26, 2004, recorded in Book 2155, Page 113.

3.               Other loan documents pertaining thereto, excluding any requirement of the documents evidencing or governing the Existing Indebtedness regarding the repayment of principal in connection with the hotel owned by an Affiliate of Sonesta in Cambridge, Massachusetts shall be satisfied by Sonesta International Hotels Corp., a New York corporation or other Affiliate of Sonesta and shall not be an obligation of the SBR or the Fortune Partners.

EXHIBIT “C”

DESCRIPTION OF PENDING ACTIONS OR VIOLATIONS

NONE

EXHIBIT “D”

TRADEMARKS AND REGISTRATIONS

Any trademarks or registrations pertaining to “Sonesta Hotels” or any similar names, together with any and all logos associated therewith.

EXHIBIT “E”

RENT ROLL

Sonesta Beach Resort Key Biscayne

Leases & Concessions

	Date of	Annual
Name	Agreement	Rent

O.T.J., Inc.	10/01/93		$8,400.00

Towne Park	8/31/2003		$100,000.00

Segway	8/15/2003		$20,000.00

AT & T Wireless Services	12/31/2003		$40,500.00

D.R.B. Enterprises, LLC	01/08/02		$43,700.00

Enterprise Rent a Car	05/01/02	10% increase 5/1/01	$83,700.00

First American Telecomm	3/31/1999	40% based on total revenue less taxes less line chges	$100.00

On Command Corporation	1/3/2000	25% PPV Revenue as per (4d)	$22,000

Wheat Communications	4/1/2003		$6,300.00

Federal Vending Service	4/1/2000		$12,000.00